Verizon New England Inc.

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)	Three Months Ended March 31, 2003	Years Ended December 31,
		2002		2001	2000	1999		1998

Income before provision for income taxes and cumulative effect of change in accounting principle	$90.4	$371.6	(a)	$600.9	$915.6	$1,053.3	(a)	$1,027.7
Equity loss (income) from affiliates	46.1	(29.5)		138.2	33.8	(20.2)		(15.7)
Dividends received from equity affiliates	3.8	26.2		28.1	21.6	27.8		21.4
Interest expense	43.1	163.7		163.6	173.5	144.8		153.7
Portion of rent expense representing interest	19.8	69.1		62.4	23.9	25.4		28.0
Amortization of capitalized interest	2.0	7.3		6.0	4.2	3.1		2.2

Earnings, as adjusted	$205.2	$608.4		$999.2	$1,172.6	$1,234.2		$1,217.3

Fixed charges:
Interest expense	$43.1	$163.7		$163.6	$173.5	$144.8		$153.7
Portion of rent expense representing interest	19.8	69.1		62.4	23.9	25.4		28.0
Capitalized interest	1.7	12.5		29.5	18.1	13.9		13.8

Fixed charges	$64.6	$245.3		$255.5	$215.5	$184.1		$195.5

Ratio of earnings to fixed charges	3.18	2.48		3.91	5.44	6.70		6.23

(a)	Restated in accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”